Exhibit 99.1

OLB Group Regains Compliance with Nasdaq Minimum Bid Price Requirement

NEW YORK, NY / ACCESSWIRE / February 1. 2023 / The OLB Group, Inc., (NASDAQ:OLB), a diversified Fintech eCommerce merchant services provider and cryptocurrency mining enterprise, announced today that it has received a written letter from Nasdaq, which has determined that for the last 10 consecutive business days, from January 12, 2023 to January 27, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

Future OLB Press Releases and Updates

Interested investors or shareholders can be notified of future Press releases and Industry Updates by email: ir@olb.com

About The OLB Group, Inc.

The OLB Group, Inc. is a diversified Fintech eCommerce merchant services provider and Bitcoin crypto mining enterprise. The Company’s eCommerce platform delivers cloud-based merchant services for a comprehensive digital commerce solution to over 10,500 merchants in all 50 states. DMint, a wholly owned subsidiary of OLB Group, is engaged in the mining of Bitcoin utilizing sustainable natural gas with an initial deployment of efficient 1,000 ASIC-based S19j Pro 96T mining computers.

For more information about The OLB Group, please visit https://www.olb.com and http://investors.olb.com

Safe Harbor Statement

All statements from The OLB Group, Inc. in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements concerning the impact of COVID-19 on our operations and financial condition, our ability to implement our proprietary merchant boarding and CRM system and to roll out our Omni Commerce and SecurePay applications, including payment methods, to our current merchants and the integration of our secure payment gateway with our crowdfunding platform, our ability to successfully launch a cryptocurrency mining operation and our ability to earn revenue from the new operations. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include statements regarding the expected revenue and income for operations to be generated by The OLB Group, Inc. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Contact:

OLB Group Investor Relations

Rick Lutz

IR@OLB.com

(212) 278-0900 Ext. 333